Exhibit 99.1

Contact:	Alexion Pharmaceuticals, Inc. Irving Adler Sr. Director, Corporate Communications 203-272-2596	Makovsky & Company Mark Marmur (Media) 212-508-9670	Rx Communications Rhonda Chiger (Investors) 917-322-2569

ALEXION ACQUIRES ALL RIGHTS TO

OMRF PATENTS RELATED TO SOLIRIS®

Cheshire, CT, February 14, 2008 – The Oklahoma Medical Research Foundation (“OMRF”) and Alexion Pharmaceuticals, Inc. (“Alexion,” Nasdaq: ALXN) today announced that Alexion has agreed to acquire from OMRF all rights to certain patents related to complement-inhibition technology.

Background

The patents cover inventions made by OMRF in the 1980s relating to the treatment of complement system mediated disorders, to which Alexion has had limited rights as a licensee since the inception of the company. In the 1990s, Alexion began programs to create and develop monoclonal antibodies capable of blocking the body’s complement system. One result of these Alexion programs was the development of Soliris®, which was approved for marketing by the U.S. FDA and by the European Commission during 2007. Soliris® (eculizumab) is a complement inhibitor product developed and marketed by Alexion for the treatment of paroxysmal nocturnal hemoglobinuria (“PNH”), a rare, debilitating and life-threatening disease.

“Soliris opened a major new therapeutic avenue for patients with PNH, and the scientists at Alexion had to overcome tremendous obstacles to make this treatment a reality,” said OMRF President Stephen Prescott, M.D. “I am proud that Peter Sims, M.D., Ph.D., and Therese Wiedmer, Ph.D., while working as scientists at OMRF and in their subsequent careers, had the opportunity to contribute to bringing this much-needed treatment to patients suffering from a life-threatening disease.”

“Complex scientific breakthroughs are often built by combining research advances from different sources,” said David Keiser, President and Chief Operating Officer of Alexion. “OMRF is widely respected for its technological accomplishments, and we thank the OMRF team for its contributions to the development of our anti-complement technology.”

Under an agreement recently executed by the two organizations, Alexion will pay OMRF $10 million to acquire all rights and interests to the patents, in various amounts to be remitted in 2008 and the first half of 2009. No further amounts, including royalties, will be owed to OMRF in respect of sales of Soliris or other use of the OMRF patents. Accordingly, the previously announced claims filed by OMRF and counterclaims filed by Alexion in the U.S. District Court for the Northern District of Oklahoma will be dismissed.

About OMRF and Alexion

Chartered in 1946, OMRF (www.omrf.org) is a nonprofit biomedical research institute that focuses its research on cardiovascular disease, Alzheimer’s, lupus and cancer. For more information, please contact Adam Cohen (adam-cohen@omrf.org) at the Oklahoma Medical Research Foundation, (405) 271-7159.

Alexion Pharmaceuticals, Inc. is a biopharmaceutical company working to develop and deliver life-changing drug therapies for patients with serious and life-threatening medical conditions. Alexion is engaged in the discovery, development and commercialization of therapeutic products aimed at treating patients with a wide array of severe disease states, including hematologic diseases, cancer, and autoimmune disorders. Alexion is evaluating other potential indications for Soliris as well as other formulations of eculizumab for additional clinical indications, and is pursuing development of other antibody product candidates in early stages of development. This press release and further information about Alexion Pharmaceuticals, Inc. can be found at: www.alexionpharm.com.

[ALXN-G]

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